1 Exhibit 4.53 Amendment No. 3 to the Term Storage Agreement No. VITOLFO-ETT-2014-01 dated 1 October 2014 Between Euro Tank Terminal B.V. And Vitol S.A.

2 THIS AMENDMENT AGREEMENT NO. 3 is made on this 9th day of November 2015 BETWEEN 1. Euro Tank Terminal B.V., a company incorporated under the laws of the Netherlands with a registered office at PO Box 1000, 3180 AA Rozenburg, The Netherlands (“the Company”); and AND 2. Vitol S.A., a company incorporated under the laws of Switzerland with a registered office at 28 Boulevard du Pont d’Arve 28, 1205 Geneva, Switzerland(“the Client”) together “the Parties” and individually “the Party”. WHEREAS (A) The Company and Client are parties to a Term Storage Agreement No. VITOLFO-ETT-2014-01 dated 1 October 2014 (“Term Storage Agreement”). (B) By virtue of the Amendment Agreement No. 1 dated 3rd January 2015, the Parties agreed to amend Clause 6 (Contractual Capacity) and Clause 8 (a) (Tank Rental) of the Term Storage Agreement and have further entered into Amendment Agreement (No. 2) dated 22 January 2015; (C) For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Client now wish to further amend the Term Storage Agreement in accordance with this Amendment Agreement No. 3. NOW THEREFORE it is agreed as follows: 1. The Company and the Client agree to extend the duration from 30 September 2017 to 30 September 2019. For the avoidance of doubt, the Parties agree that the Client’s Contractual Capacity under the Term Storage Agreement is 225,148 cbm effective from 30 September 2017. 2. Save to the extent as amended by this Amendment Agreement No. 3, all terms and conditions of the Term Storage Agreement shall remain in full force and effect. This Amendment Agreement No. 3 may be executed in counterparts. 3. Clauses 20 and 21 of the Term Storage Agreement shall apply mutatis mutandis to this Amendment Agreement No. 3 as if references therein to the Term Storage Agreement were to this Amendment Agreement No. 3. 4. Capitalised terms not otherwise defined in this Amendment Agreement No. 3 have the same meaning as in the Term Storage Agreement.

3 IN WITNESS WHEREOF the Client and the Company have caused this Amendment Agreement No. 3 to be executed by their duly authorized representatives, as of the date first above written. Eurotank Tank Terminal B.V. /s/ Jack de Moel Name: Jack de Moel Position: Director Date: 09 November 2015 Place: Rotterdam Vitol S.A. /s/ David Fransen Name: David Fransen Position: Managing Director Date: 09 November 2015 Place: Geneva